Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159415

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 9, 2009

Preliminary Prospectus Supplement

(To Prospectus dated June 8, 2009)

20,000,000 Shares

FBR Capital Markets Corporation

Common Stock

We, FBR Capital Markets Corporation, are selling 20,000,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FBCM.” The last reported sale price of our common shares on the The NASDAQ Global Select Market on June 9, 2009 was $5.32 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

Up to 300,000 shares are being reserved for sale to our employees, officers and directors at the public offering price. The underwriters will not receive an underwriting discount for those shares sold to employees, officers and directors. Assuming the full amount of the shares reserved for sale to employees, officers and directors as described above are sold pursuant to the directed share program, the total underwriting discount will be $             and the total proceeds, before expenses, to us will be $            .

The underwriters may also purchase up to an additional 3,000,000 shares from the selling stockholder named herein at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments. Assuming the exercise of the overallotment option in full, the selling stockholder will receive proceeds, before expenses, of $            . We will not receive any of the net proceeds from the sale of shares by the selling stockholder to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about June     , 2009.

Sole Book-Running Manager

FBR CAPITAL MARKETS

Co-Lead Manager

BARCLAYS CAPITAL

UBS INVESTMENT BANK	SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus supplement is June     , 2009

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. Neither we, the selling stockholder nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling stockholder is not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing, especially the information discussed under “Risk Factors,” and our consolidated financial statements and the related notes.

FBR Capital Markets Corporation will be the issuer of the common stock described in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, “we,” “us” and “our” refer to FBR Capital Markets Corporation and its subsidiaries, including FBR Capital Markets & Co., which we sometimes refer to as “FBR & Co.,” FBR Investment Management, Inc., which we sometimes refer to as “FBRIM,” FBR Fund Advisers, Inc., which we sometimes refer to as “FBR Fund Advisers,” and Friedman, Billings, Ramsey International, Ltd., which we sometimes refer to as “FBRIL.” Except where the context suggests otherwise, “Arlington Asset” refers to Friedman, Billings, Ramsey Group, Inc. (doing business as Arlington Asset Investment Corp.) and its subsidiaries, including its wholly-owned subsidiaries FBR TRS Holdings, Inc., which we sometimes refer to as “FBR TRS Holdings,” and FBR Securities Investment HY, LLC, which we sometimes refer to as “FBR Securities Investment HY” or the “selling stockholder.” Unless indicated otherwise, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 3,000,000 shares of our common stock from the selling stockholder to cover overallotments, if any.

FBR Capital Markets Corporation

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. We were formed in June 2006, and we completed the initial public offering of our common stock in June 2007. Since the founding of certain predecessor companies, we have grown from a boutique investment bank with primary expertise in financial institutions into a full-service investment bank for middle-market companies.

Through our principal operating subsidiaries we have focused our business on providing:

•	capital raising services, including underwriting and placement of public and private equity and debt;

•	financial advisory services, including merger and acquisition (“M&A”) advisory, restructuring, liability management, recapitalization and strategic alternative analysis;

•	institutional sales and trading services focused on equities, equity-linked securities, high yield bonds, senior debt and bank loans;

•	research coverage; and

•	asset management services focused on a family of proprietary mutual funds.

We focus our capital markets business (investment banking and institutional brokerage and research) in eight broad industry sectors—consumer; diversified industrials; energy and natural resources; financial institutions; healthcare; insurance; real estate; and technology, media and telecommunications (“TMT”). We collectively refer to these eight sectors as our “core sectors.” For the five year period ended March 31, 2009, we ranked among the top ten underwriters of initial equity offerings, based on the amount of capital raised, for companies with market capitalizations of $5 billion or less. As of March 31, 2009, we were a market-maker or trader in more than 1,400 securities, provided sales and trading services to more than 1,900 institutional clients and provided independent research on more than 370 companies.

Our asset management business manages a range of investment products that consist primarily of a family of mutual funds. As of March 31, 2009, we had approximately $1.2 billion in assets under management.

Our Strategy

We seek to become the leading investment bank to the U.S. middle-market by providing a full range of corporate finance and advisory services to middle-market issuers throughout their corporate life cycles, and by delivering value-added services and ideas to institutional investors. Since the beginning of 2008, we have reduced costs, mitigated balance sheet risk, sought to attract and retain talented professionals, and added businesses that enhance our franchise so that we can emerge from the current economic and business downturn in what we believe will be a position of strength that will give us the ability to respond quickly to opportunities as they develop. This strategy is further summarized below:

•

Maintain and Grow our Equity Capital Markets Franchise. We believe that we have a leading middle-market primary distribution and equity trading platform among our mid-sized peer group. This platform has been key to our capital markets business since our inception. We are continually seeking to add talented professionals to our established business to expand our corporate and institutional client base.

•

Continue Operating with our Reduced Cost Structure. Since January 2008, we have reduced our headcount from 758 employees to 550 as of March 31, 2009. This measure, combined with other cost reductions, has resulted in a decrease of approximately 30% in our fixed cost since January 2008. We have reduced our variable cost, including through commitments from senior employees to limit their compensation for 2009, resulting in a gross margin increase from approximately 52% as of June 30, 2008 to approximately 59% as of March 31, 2009.

•

Execute Middle-Market Strategy. Our goal is to create a pre-eminent investment bank serving middle-market companies with products and services that increase customer contact and value-creation opportunities throughout our clients’ life-cycles. Historically, our franchise has focused primarily on equity, both in banking and in sales and trading. The rapidly changing environment has provided an unprecedented opportunity for us to work to transform our business into a leading, full-service investment bank with diverse revenue streams. The businesses we have added and seek to add are full service, high-margin businesses.

Our Formation and the Repurchase Transaction

Formation

We are a Virginia corporation that was formed as a consolidated subsidiary of Friedman, Billings, Ramsey Group, Inc., now doing business as Arlington Asset Investment Corp., a publicly-traded corporation that invests primarily in mortgage-related assets (NYSE: FBR and, beginning June 10, 2009, AI). In July 2006, Arlington Asset contributed the subsidiaries that had historically conducted its capital markets and asset management businesses to us and we sold shares of our common stock in a private offering and in a concurrent private placement to Crestview Partners L.P. (“Crestview”), a New York-based private equity firm. In this prospectus supplement, we refer to this private offering and the concurrent private placement to Crestview as our “July 2006 private offering.” Since our July 2006 private offering, we have operated as an independent company with a separate board of directors, although until May 20, 2009, Arlington Asset owned a majority of our issued and outstanding common stock. We became a publicly-traded company listed on The NASDAQ Global Select Market in June 2007 when Arlington Asset and certain other stockholders sold an aggregate of 12,960,950 shares of our common stock in an underwritten initial public offering.

Repurchase Transaction

On May 20, 2009, which we refer to as the “Repurchase Date,” we repurchased 16,667,000 shares of our common stock from Arlington Asset, at a purchase price of $4.35 per share, for an aggregate purchase price of $72,501,450, which we refer to as the “Repurchase Transaction.” As of the Repurchase Date (and considering the effect of the Repurchase Transaction), Arlington Asset, through FBR TRS Holdings and FBR Securities Investment HY (each of which is its wholly-owned subsidiary), beneficially owned approximately 39% of our outstanding shares of common stock. For more information regarding the Repurchase Transaction, please see our Current Reports on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on May 18, 2009 and May 21, 2009.

Our Principal Executive Offices

Our principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209. Our telephone number is (703) 312-9500.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common stock offered by us	20,000,000 shares

Common stock to be outstanding after this offering	62,954,473 shares(1)

Overallotment option	3,000,000 shares to be sold by the selling stockholder if the underwriters exercise their overallotment option in full.

Use of proceeds	We expect to use the net proceeds from this offering to expand our investment banking, institutional brokerage and asset management businesses. We may also pursue strategic acquisitions to expand our presence in certain businesses. We will not receive any of the net proceeds from the sale of shares by the selling stockholder to cover overallotments, if any.

Dividend Policy	We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future.

Risk Factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The NASDAQ Global Select Market symbol	“FBCM”

(1)

The number of shares of common stock outstanding after this offering is based on 42,954,473 shares of common stock outstanding as of June 8, 2009, and excludes: (i) 9,445,986 shares of common stock issuable upon exercise of outstanding options, of which 2,835,015 options are currently exercisable; (ii) 5,098,744 shares of common stock available for issuance under our 2006 Long Term Incentive Plan; (iii) 665,988 shares of common stock available for issuance under our 2007 Employee Stock Purchase Plan; and (iv) 7,238,920 shares underlying unvested restricted stock units.

Summary Historical Consolidated Financial and Other Data

The following table sets forth summary consolidated financial and other data for the periods and as of the dates indicated. The summary consolidated balance sheet data as of December 31, 2008 and 2007 and the summary consolidated statements of operations data for each of the three years in the three-year period ended December 31, 2008 have been derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2006, 2005 and 2004 and the summary consolidated statements of operations data for the years ended December 31, 2005 and 2004 have been derived from audited consolidated financial statements not included in this prospectus supplement. The summary consolidated balance sheet data as of March 31, 2009 and the summary consolidated statements of operations data for the three-month periods ended March 31, 2009 and March 31, 2008 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such interim statements include all adjustments that are, in the opinion of our management, necessary for a fair statement of our financial information as of the dates and for the interim periods presented. Results for past periods are not necessarily indicative of results that may be expected for any future period. The summary consolidated financial and other data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Consolidated Statements of Operations (dollars in thousands, except per share amounts):
Revenues:
Investment banking:
Capital raising	$4,299	$64,909	$76,377	$289,545	$190,576	$374,658	$397,940
Advisory	3,599	5,076	20,573	34,063	24,148	17,759	30,115
Institutional brokerage:
Principal transactions	11,318	5,957	20,261	10,152	5,814	15,980	20,445
Agency commissions	28,352	25,816	118,314	104,633	100,855	82,551	89,492
Mortgage trading interest income	—	—	—	—	51,148	30,859	—
Mortgage trading net investment loss	—	—	—	—	(3,298)	(3,820)	—
Asset management:
Base management fees	2,433	4,644	15,335	23,549	19,871	22,080	19,045
Incentive allocations and fees	—	—	—	401	1,327	1,929	10,940
Net investment (loss) income	(1,447)	(5,028)	(81,335)	(4,497)	3,372	4,611	6,116
Interest income	856	2,461	23,382	25,760	20,934	26,006	6,691
Other	493	244	1,458	1,290	3,892	2,826	1,613

Total revenues	49,903	104,079	194,365	484,896	418,639	575,439	582,397
Interest expense	252	33	12,457	5,337	54,543	42,630	988

Revenue, net of interest expense	49,651	104,046	181,908	479,559	364,096	532,809	581,409

Non-interest expenses:
Compensation and benefits	36,998	70,863	227,114	287,752	225,712	277,698	304,984
Professional services	4,541	11,163	34,895	45,303	43,712	53,834	40,021
Business development	3,631	12,020	30,057	37,356	33,772	39,335	43,456
Clearing and brokerage fees	3,297	3,598	14,010	12,373	11,715	8,690	8,894
Occupancy and equipment	7,957	8,607	33,244	33,197	30,039	23,379	13,743
Communications	5,161	6,043	24,183	22,434	20,039	17,354	13,044
Other operating expenses	3,624	2,733	16,625	15,868	12,219	18,500	7,997

Total non-interest expenses	65,209	115,027	380,128	454,283	377,208	438,790	432,139

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Loss) income before income taxes	(15,558)	(10,981)	(198,220)	25,276	(13,112)	94,019	149,270
Income tax (benefit) provision	609	(807)	(3,490)	20,032	(3,271)	45,934	59,516

Net (loss) income	$(16,167)	$(10,174)	$(194,730)	$5,244	$(9,841)	$48,085	$89,754

Basic and diluted (loss) earnings per share	$(0.27)	$(0.16)	$(3.09)	$0.08	$(0.18)	$1.05	$1.95
Weighted-average shares (in thousands):(1)
Basic	59,119	64,430	63,056	64,123	54,137	46,000	46,000
Diluted	59,119	64,430	63,056	64,187	54,137	46,000	46,000

(1)

The weighted-average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 1,000 shares associated with our formation and 45,999,000 shares associated with the contribution transaction prior to our July 2006 private offering for the years ended December 31, 2005 and 2004. The weighted-average shares outstanding used in the calculation of earnings per share for the year ended December 31, 2006, is presented assuming the issuance of 46,000,000 shares, previously discussed, as of January 1, 2006, and the effect of 18,000,000 shares issued in our July 2006 private offering.

	As of March 31,		As of December 31,
	2009	2008	2007	2006	2005	2004
Consolidated Balance Sheet Data (in thousands):
Assets:
Cash and cash equivalents	$207,027	$207,801	$383,558	$151,417	$162,434	$199,111
Mortgage-backed securities, at fair value	—	454,339	—	415,391	—	—
Trading securities, at fair value	30,773	17,954	19,057	18,180	1,034,388	7,744
Reverse repurchase agreements	—	—	—	—	283,825	183,375
Long-term investments	39,864	41,174	84,076	32,343	34,456	50,595
Other	71,039	79,101	122,041	142,088	167,884	245,888

Total assets	$348,703	$800,369	$608,732	$759,419	$1,682,987	$686,713

Liabilities:
Trading account securities sold but not yet purchased, at fair value	$12,402	$8,325	$206	$202	$150,547	$17,176
Commercial paper	—	—	—	—	136,016	183,644
Repurchase agreements	—	416,037	—	189,155	929,363	—
Accounts payable and other liabilities	41,956	72,280	101,786	85,674	218,093	240,828
Total liabilities	54,358	496,642	101,992	275,031	1,434,019	441,648
Shareholders’ equity	294,345	303,727	506,740	484,388	248,968	245,065

Total liabilities and shareholders’ equity	$348,703	$800,369	$608,732	$759,419	$1,682,987	$686,713

	Quarter ended March 31,		Year ended December 31,
	2009	2008	2007	2006	2005	2004
Statistical Data:
Total employees(1)	550	568	758	702	761	664
Net revenue per employee	$90	$320	$633	$519	$700	$876
Pre-tax (loss) return on average equity	(5)%	(49)%	5%	(4)%	38%	71%
Compensation and benefits expense as a percentage of net revenues	75%	125%	60%	62%	52%	52%

(1)	As of end of the period reported

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks as well as the other information contained in this prospectus supplement and the accompanying prospectus, including “Risk Factors” in the accompanying prospectus and our consolidated financial statements and the notes to those statements, before investing in our common stock. If any of the following events actually occur or risks actually materialize, our business, financial condition, results of operations or cash flow could suffer materially and adversely. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. In connection with the forward looking statements that appear in this prospectus supplement, you should also carefully review the cautionary statements included under the caption “Cautionary Statement Concerning Forward-Looking Statements.”

The market price and trading volume of our common stock may be volatile or may decline regardless of our operating performance, which could result in rapid and substantial losses for our stockholders.

The trading volume in our common stock may fluctuate, causing significant price variations to occur. If the market price or the trading volume of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price.

The market price or trading volume of our common stock could be highly volatile and may decline significantly in the future in response to various factors, many of which are beyond our control, including:

•	general volatility of the capital markets and the possibility that an active public trading market for our common stock cannot be sustained;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	our entry into new business areas, including entry through strategic investments, acquisitions and joint ventures;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

These factors could cause our common stock to trade at prices below the public offering price, which could prevent you from selling your common stock at or above the public offering price. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against that company. If similar litigation were instituted against us, it could result in substantial costs and divert management’s attention and resources from our operations.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to further increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes, shares of preferred stock or shares of our common stock. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock, or both. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their share holdings in us.

After this offering, we will have an aggregate of 217,892,105 shares of common stock authorized but unissued and not reserved for issuance under our 2006 Long Term Stock Incentive Plan. We may issue all of these shares without any action or approval by our stockholders. We intend to continue to actively pursue acquisitions and may issue shares of common stock in connection with these acquisitions.

Future sales of a large number of shares of our common stock in the public market, or the perception that these sales may occur, may depress our stock price and make it difficult for you to recover the full value of your investment in our common stock.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering or if there is a perception that these sales may occur, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of the offering, we will have 62,954,473 shares of common stock outstanding. Because any shares to be sold by the underwriters upon exercise of their overallotment option will be purchased from the selling stockholder, no additional shares of our common stock will be outstanding in the event that the underwriters exercise their overallotment option in full or in part. All of the shares of common stock sold in the offering will be freely tradable without restriction in the public market, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to registration rights agreements with Crestview and certain third party investors that we entered into in connection with our July 2006 private offering, we have filed and have had declared effective a resale registration statement for 19,776,001 shares of our common stock. All of these shares are freely tradeable.

In addition, Crestview has certain demand and piggyback rights relating to the 8,216,734 shares of common stock it owns. While Crestview has agreed to waive its registration and certain other rights in connection with this offering, Crestview may exercise its demand and piggyback rights in the future following this offering. Furthermore, pursuant to a registration rights agreement we entered into with Arlington Asset in

January 2009, Arlington Asset has certain demand and piggyback registration rights. In connection with the Repurchase Transaction, Arlington Asset agreed to waive all registration rights it may have with respect to this offering, subject to certain conditions. In accordance with those conditions and the other terms of the Repurchase Agreement, Arlington Asset has elected to have the selling stockholder sell up to 3,000,000 shares of our common stock if the underwriters exercise their overallotment option in full. In addition, pursuant to the Repurchase Agreement, we agreed to file up to six shelf registration statements at Arlington Asset’s request to include, in certain circumstances, shares sold by Arlington Asset to one or more third party transferees. We have also agreed following the closing of the Repurchase Transaction to cooperate diligently and in good faith with Arlington Asset, if requested, to facilitate the sale of the Remaining Shares, in whole or in part, to prospective purchasers, subject to the terms and conditions set forth in the Repurchase Agreement. See “Shares Eligible for Future Sale—Registration and Pre-Emptive Rights.”

In addition to sales pursuant to registration statements, our outstanding shares will be eligible for sale in the public market at various times, subject to the provisions of Rule 144 under the Securities Act. We and our executive officers and directors and Arlington Asset have entered into lock-up agreements with the underwriters in the offering that impose limitations, with certain limited exceptions, on our and their ability to dispose of shares of common stock. See “Underwriting” for more information regarding the lock-up agreements. See “Shares Eligible for Future Sale” for more information regarding shares of our common stock that may be sold by existing stockholders after the completion of the offering.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain all available funds and any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Such statements include, but are not limited to, those relating to the effects of growth, our principal investing activities, levels of assets under management and our current equity capital levels. Forward-looking statements involve risks and uncertainties. You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to:

•	the risks identified under the section captioned “Risk Factors” in this prospectus supplement and the accompanying prospectus;

•	general volatility of the capital markets and the possibility that an active public trading market for our common stock cannot be sustained;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	our entry into new business areas, including entry through strategic investments, acquisitions and joint ventures;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the 1940 Act;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

We will not necessarily update the information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus if any of these forward-looking statements turn out to be inaccurate, and there are no guarantees about our performance. This entire prospectus supplement and accompanying prospectus, including the consolidated financial statements and notes thereto and the documents incorporated by reference, should be read for a complete understanding of our business, an investment in our company and the risks associated with that business or an investment in our company.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of common stock in the offering, based on the offering price of $             per share, will be approximately $             million after deducting the underwriting discount and estimated offering expenses payable by us. The above amounts do not include the underwriting discount that will be received by FBR Capital Markets & Co. as an underwriter in this offering. We intend to use these net proceeds from this offering to expand our investment banking, institutional brokerage and asset management businesses, including the pursuit of strategic acquisitions to expand our presence in certain businesses.

We will not receive any of the net proceeds from the sale of shares of our common stock by the selling stockholder to cover overallotments, if any.

DIVIDEND POLICY

We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our business.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed for trading on The NASDAQ Global Select Market under the symbol “FBCM.” The following table sets forth, for each of the periods listed, the high and low closing sales prices per share of our common stock, as reported by The NASDAQ Global Select Market. For 2007, the high and low closing sales prices per share begins on June 8, 2007, the first day our common stock began trading on The NASDAQ Global Select Market:

	High	Low
Quarter Ended

June 30, 2009 (through June 9, 2009)	$6.11	$3.31
March 31, 2009	$5.09	$2.10

December 31, 2008	$6.79	$2.73
September 30, 2008	$7.38	$3.09
June 30, 2008	$7.50	$4.70
March 31, 2008	$9.72	$5.39

December 31, 2007	$14.33	$8.93
September 30, 2007	$17.40	$11.70
June 30, 2007 (from June 8, 2007)	$18.25	$16.90

The last reported sale price of our common stock on The NASDAQ Global Select Market on June 9, 2009 was $5.32 per share.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009: (1) on an actual basis; and (2) on an as adjusted basis to give effect to (a) the Repurchase Transaction and (b) the receipt by us of the net proceeds from the sale of 20,000,000 shares of common stock at the public offering price of $             per share after deducting the underwriting discount and the estimated offering expenses payable by us (assuming that all shares reserved for issuance under the directed share program are sold to employees, officers and directors pursuant to the directed share program at the public offering price without payment of any underwriting discount). This presentation should be read in conjunction with our consolidated financial statements and the notes to those statements as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, all incorporated by reference in this prospectus supplement, and “Use of Proceeds” in this prospectus supplement.

	As of March 31, 2009
	(dollars in thousands)
	Actual	As Adjusted
Preferred Stock, $0.001 par value, 100,000,000 shares authorized; none issued and outstanding	$—	$—
Common Stock, $0.001 par value; 300,000,000 shares authorized; 59,633,925 and 59,791,914 shares issued and outstanding, respectively	59
Additional paid-in capital	398,365
Restricted stock units	13,737
Accumulated other comprehensive income	(166)
Accumulated deficit	(117,650)

Total capitalization	294,345

OUR COMPANY

General Overview

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. We were formed in June 2006, and we completed the initial public offering of our common stock in June 2007. Since the founding of certain predecessor companies, we have grown from a boutique investment bank with primary expertise in financial institutions into a full-service U.S. investment bank for middle-market companies.

Through our principal operating subsidiaries we have focused our business on providing:

•	capital raising services, including underwriting and placement of public and private equity and debt;

•	financial advisory services, including merger and acquisition (“M&A”) advisory, restructuring, liability management, recapitalization and strategic alternative analysis;

•	institutional sales and trading services focused on equities, equity-linked securities, high yield bonds, senior debt and bank loans;

•	research coverage; and

•	asset management services focused on a family of proprietary mutual funds.

We focus our capital markets business (investment banking and institutional brokerage and research) in eight broad industry sectors—consumer; diversified industrials; energy and natural resources; financial institutions; healthcare; insurance; real estate; and TMT. For the five year period ended March 31, 2009, we ranked among the top ten underwriters of initial equity offerings, based on the amount of capital raised, for companies with market capitalizations of $5 billion or less. As of March 31, 2009, we were a market-maker or trader in more than 1,400 securities, provided sales and trading services to more than 1,900 institutional clients and provided independent research on more than 370 companies.

Our asset management business manages a range of investment products that consist primarily of a family of mutual funds. As of March 31, 2009, we had approximately $1.2 billion in assets under management.

Industry Environment

The U.S. entered into a recession in December 2007, and over the course of 2008 and the first quarter of 2009, economic and financial conditions worsened considerably. The outlook and landscape of the financial services industry changed dramatically over this period, as major financial institutions consolidated, were forced to merge, declared bankruptcy, received substantial government assistance or were placed into conservatorship.

We have responded to the changed environment by completing a number of cost reduction initiatives over the past year, and we continue to implement programs that we expect will help us reduce expenses and increase margins in the future. We have reduced our headcount from 758 at the beginning of 2008 to 550 as of March 31, 2009, and through these staff reductions, a reduction of our international presence and decreases in our business development expenses, we have been able to lower our annual fixed expenses by approximately 30% since the beginning of 2008. We have also reduced our variable costs, including through commitments from senior employees to limit their compensation for 2009. These initiatives have resulted in a significant reduction in the revenue required for us to become profitable, a lower ongoing cost structure, a strong and transparent balance sheet with, following the Repurchase Transaction, as of May 31, 2009, over $120 million in cash and cash equivalents and no indebtedness.

The upheaval in our industry has meaningfully increased the availability and reduced competition for personnel in the investment banking industry. In 2008, we hired more than twenty investment banking and institutional brokerage personnel, including a convertible securities group. From June 30, 2008 through March 31, 2009, our convertible securities group has generated $15.7 million in trading revenues and participated in three convertible offerings and advised on one exchange offer. These new hires have made positive contributions to our organization, and we intend to continue adding professionals and businesses throughout the remainder of this year. In May 2009, we began loan trading operations with our newly-established credit-focused fixed income sales and trading business. We believe this business will broaden our brokerage activities and provide distribution for a high-yield securities underwriting business.

Our Strategy

We seek to become the leading investment bank to the U.S. middle-market by providing a full range of corporate finance and advisory services to middle-market issuers throughout their corporate life cycles, and by delivering value-added services and ideas to institutional investors. Since the beginning of 2008, we have reduced costs, mitigated balance sheet risk, sought to attract and retain talented professionals, and added businesses that enhance our franchise so that we can emerge from the current economic and business downturn in what we believe will be a position of strength that will give us the ability to respond quickly to opportunities as they develop. This strategy is further summarized below:

•

Maintain and Grow our Equity Capital Markets Franchise. We believe that we have a leading middle-market primary distribution and equity trading platform among our mid-sized peer group. This platform has been key to our capital markets business since our inception. We are continually seeking to add talented professionals to our established business to expand our corporate and institutional client base.

•

Continue Operating with our Reduced Cost Structure. Since January 2008, we have reduced our headcount from 758 employees to 550 as of March 31, 2009. This measure, combined with other cost reductions, has resulted in a decrease of approximately 30% in our fixed cost since January 2008. We have reduced our variable cost, including through commitments from senior employees to limit their compensation for 2009, resulting in a gross margin increase from approximately 52% as of June 30, 2008 to approximately 59% as of March 31, 2009.

•

Execute Middle-Market Strategy. Our goal is to create a pre-eminent investment bank serving middle-market companies with products and services that increase customer contact and value-creation opportunities throughout our clients’ life-cycles. Historically, our franchise has focused primarily on equity, both in banking and in sales and trading. The rapidly changing environment has provided an unprecedented opportunity for us to work to transform our business into a leading, full-service investment bank with diverse revenue streams. The businesses we have added and seek to add are full service, high-margin businesses.

Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	our investment banking business is focused on middle-market companies with lead-managing capital markets expertise and experience typically associated with larger firms;

•	our detailed industry knowledge in our core sectors combined with our capital markets expertise and in-depth research coverage;

•	our innovative approaches to capital markets solutions combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	our significant senior level involvement with corporate and investor clients; and

•

our strong relationships with both investment banking clients and institutional investors and our solid track record of success that has been developed over a period of nearly two decades by our broker-dealer subsidiaries.

Principal Business Lines

Our business comprises three separate segments: capital markets, which includes investment banking and institutional brokerage and research; asset management; and principal investing, which includes merchant banking.

Capital Markets

Our capital markets business is conducted by our investment banking and institutional brokerage professionals through our U.S. and United Kingdom broker-dealer subsidiaries. These professionals provide investment banking services, including capital raising and financial advisory services, and institutional brokerage services including sales, trading, and research services, to our institutional clients across our core sectors. We believe the capital markets transactions sourced by our investment banking professionals create the types of investment opportunities that our institutional brokerage clients seek, while our institutional brokerage clients provide demand for our investment banking clients’ securities issues, thus helping to provide these corporate issuers with the ability to meet their corporate financing needs.

We believe that the current disruption in the financial services industry has created opportunities for us to expand our existing business and to that end we have recently added convertible securities sales and trading capabilities, loan trading and restructuring and liabilities management advisory capabilities. We have recently added new capabilities in M&A, advisory and high yield debt sales and trading. In addition, we are currently evaluating the addition of new capabilities in listed options sales and trading, and prime brokerage services for underserved money managers. We believe that these initiatives, if commenced, could meaningfully add to our revenue stream although there can be no assurance that we will be able to successfully establish one or more of these capabilities, or, if established, that they will perform as we expect. In addition, since January 2008, we reduced our total number of employees and made adjustments to our variable cost structure to better align our overall cost structure with current market conditions.

Investment Banking

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and financial advisory services. We provide capital raising services in industry specific investment banking teams that operate across our core sectors: consumer, diversified industrials, energy and natural resources, financial institutions, insurance, real estate, healthcare, and TMT, and these teams work closely with our M&A investment banking group in connection with the delivery of financial advisory services. We also have a financial sponsors investment banking group that works closely with our industry-focused investment banking teams to deliver a full array of investment banking products and solutions to the private equity community and their portfolio companies.

Over the past year we have responded to the disruptions in the financial services industry by hiring professionals from many of our competitors to strengthen our corporate finance platform. By hiring senior investment banking personnel, we expect to acquire new client relationships and augment our current investment banking revenue stream. In addition, we have added convertible securities and debt capital markets personnel that we believe will help us enhance our relationships with issuers and to diversify our investment banking revenue stream, and have also added a restructuring finance and advisory group that will focus on accessing the equity and debt capital markets to create client solutions outside of insolvency proceedings. In 2009, our convertible debt team has enabled us to participate in four transactions, comprised of three offerings and an advisory role in one exchange offer. We expect to make additional hires in these areas over time, although there can be no assurance that we will be successful in doing so.

We have also made, and expect to continue making, opportunistic acquisitions to complement our investment banking platform to increase our product offerings and add to the coverage in our core industry groups.

As an investment bank with an ability to raise equity in the private capital markets, we are involved with companies early in their formation in order to establish relationships that will provide us with ongoing revenues as these companies’ corporate finance and financial advisory needs grow. We seek to provide our investment banking clients with the financing and advisory services that they will need at all stages of their corporate lifecycle.

Capital Raising. We have developed a strong market presence, primarily in a lead-managing role, as a leading underwriter of equity securities in the United States. During 2007, we were the lead or sole book-running manager of 25 equity offerings and we co-managed 23 other equity offerings raising proceeds to the issuers of approximately $11.6 billion. During 2008, the overall number of equity offerings throughout the investment banking industry declined, and we were the lead or sole book-running manager of five equity offerings and co-managed 15 other equity offerings, raising proceeds to the issuers of approximately $7.1 billion.

We base our decision to underwrite an offering of a client’s securities on company and industry fundamentals, management’s track record, historical financial results, financial projections, and other factors, all backed by extensive due diligence. We offer a wide range of financial products and services designed to serve the needs of our investment banking clients, including private equity offerings, initial public, follow-on, and secondary offerings of common equity, equity-linked convertible debt offerings, public and private preferred equity offerings, and debt offerings.

Strategic Advisory Services. Our financial advisory practice builds on our capital markets expertise and focuses on helping our investment banking clients to assess strategic alternatives, including advice on M&A, liability management and financial restructuring, and strategic partnerships. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis and other corporate finance advice, including advice with respect to dividend policies and evaluations of stock repurchase programs. In 2008, we completed 15 strategic advisory assignments.

Institutional Brokerage and Research

Through our institutional brokerage professionals, we provide research and institutional sales and trading services to institutional investors in North America, Europe and elsewhere. We execute securities transactions for institutional investors such as mutual funds, insurance companies, hedge funds, banks, money managers and pension and profit-sharing plans. In 2008, we significantly expanded our institutional brokerage capability by adding a convertible securities desk to enhance our ability to work on multiple securities classes with existing clients and to add to overall brokerage relationships, and have recently added a credit trading desk that began operations in May 2009.

Institutional Brokerage. We believe our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and provide trade execution and sales and trading services to a diverse institutional client base of more than 1,900 institutional investor accounts as of March 31, 2009. Many of our institutional clients have been long-standing investors in transactions that our investment banking teams have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

Our sales professionals work closely with our research analysts and our trading desks to provide the most up-to-date information to our institutional clients. Our sales, trading, and research professionals work together to maintain regular contact with the specialized portfolio managers and buy-side analysts of each institutional client. Our trading professionals facilitate trading in equity, convertible securities, and loan products, and we expect to begin trading high-yield debt in the near term. We make markets in Nasdaq and other securities, we trade listed securities and loan products, and we service the trading desks of major institutions in the United States, Europe and elsewhere.

Research. We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. As of March 31, 2009, our research analysts performed independent research on more than 370 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight, and our ability to uncover industry trends. We believe our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Our research analysts operate under three guiding principles: (i) to provide objective, independent analysis of securities, their issuers, and their place in the capital markets; (ii) to identify undervalued investment opportunities in the capital markets, and (iii) to communicate effectively the fundamentals of these investment opportunities to potential investors. To achieve these objectives, we believe that industry specialization is necessary and, as a result, we organize our research staff along industry lines. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address.

After initiating coverage on a company, our analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensure that new developments are effectively communicated to our sales force and institutional investors. Our research team analyzes major trends, publishes original research on new areas of growth, provides fundamental, company-specific coverage and works with our institutional clients to identify and evaluate public equity investment opportunities.

Asset Management

Our SEC registered investment adviser subsidiaries principally manage a family of mutual funds. We are focused on expanding our asset management business and strive to utilize our intellectual capital, relationships and other resources, to achieve this goal. As of March 31, 2009, we had $1.2 billion in assets under management.

Mutual Funds. At March 31, 2009, we managed client assets in excess of $1.1 billion through our traditional asset class equity and our specialty mutual fund product lines, as well as our money market fund. Our four traditional asset class equity funds provide investors with access to institutional quality exposure to the large, mid- and small-cap segments of the capital markets, and our five specialty funds allow investors to add targeted exposure to growth opportunities in specific industry sectors, including through an index fund. Regardless of market capitalization and industry sector, through strict attention to relative valuation and careful security selection, our actively managed mutual funds strive both to participate in rising markets and preserve capital in down markets.

Principal Investing

Our principal investing activity consists primarily of investments in merchant banking investments, short-term liquid instruments, and hedge and venture funds. We have historically made merchant banking investments in selected transactions that our investment banking group underwrites. This strategy involves putting our capital to work along side the capital of our institutional and high net worth clients.

Competition

Over the course of 2009 and in the first quarter of 2009, the financial services industry underwent a dramatic reshaping, as several major financial institutions consolidated, were forced to merge, declared bankruptcy, received substantial government assistance or were placed into conservatorship, all of which has resulted in significant upheaval in the competitive environment. These events accelerated a longstanding trend toward consolidation among companies in the financial services industry and created an environment of uncertainty among financial services firms of all sizes. As a full-service investment banking, institutional brokerage and asset management firm, all aspects of our business are intensely competitive. Our competitors are other traditional and online brokerage firms, investment banking firms, merchant banks and financial advisory firms. Some of our competitors have fundamentally changed their respective business models over the past year, including, in certain cases, becoming commercial banks, and there has been significant movement of personnel, both among firms as well as out of the industry altogether. We compete with some of our competitors nationally and with others on a regional, product or business line basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products and services, and recent developments could result in our remaining competitors gaining even greater capital and other resources. We believe that the principal factors affecting competition in our business include the strength and extent of our client relationships, our reputation, the abilities of our professionals, our market focus and the relative quality and price of our services and products.

We have experienced intense price competition in some areas of our capital markets businesses, in particular, discounts in large block trades and trading commissions and spreads. The ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We believe that this trend toward alternative trading systems will continue. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

In our asset management business, we compete with many of the same firms as we do in the investment banking and brokerage businesses as well as with venture capital firms, large mutual fund companies, commercial banks and smaller niche players, including private hedge funds.

Competition is also intense for the recruitment and retention of qualified professionals. The performance of our business is in a large part dependent on the skills, expertise and performance of our employees. Our ability to continue to compete effectively in our businesses will depend upon our continued ability to attract new professionals and retain and motivate our existing professionals.

SELLING STOCKHOLDER

The following table sets forth as of June 8, 2009 certain information regarding the beneficial ownership of our common stock by the selling stockholder immediately prior to the completion of this offering and as adjusted to reflect the sale of shares of our common stock in this offering by the selling stockholder.

Name of Beneficial Owner	Shares Beneficially Owned Before This Offering		Shares to be Sold in This Offering Assuming the Exercise of the	Shares to be Sold in This Offering Assuming No Exercise of the	Shares Beneficially Owned After This Offering
					Number Assuming the Exercise of the	Number Assuming No Exercise of the	Percent Assuming the Exercise of the	Percent Assuming No Exercise of the
			Overallotment	Overallotment	Overallotment	Overallotment	Overallotment	Overallotment
	Number	Percent	Option in Full	Option	Option in Full	Option	Option in Full	Option
Arlington Asset*	16,666,049	38.8%	3,000,000	—	13,666,049	16,666,049	21.7%	26.5%

*	Arlington Asset owns 16,666,049 shares of our common stock through its wholly-owned subsidiaries FBR TRS Holdings Inc. and FBR Securities Investment HY, LLC, which own 10,776,049 and 5,900,000 shares of our common stock, respectively, or 25.1% and 13.7% of our common stock outstanding, respectively. Assuming the exercise of the underwriters’ overallotment option in full, FBR Securities Investment HY will sell 3,000,000 shares of our common stock such that FBR Securities Investment HY will own, after this offering, 2,900,000 shares of our common stock, or 4.6% of our shares of common stock outstanding and FBR TRS Holdings will own 10,776,049 shares of our common stock, or 17.1% of our shares of common stock outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

General

Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

As of June 8, 2009, we have 42,954,473 shares of common stock outstanding, excluding approximately 9,445,986 shares of common stock underlying outstanding options, of which 2,835,015 options are currently exercisable. Of these shares, an aggregate of 16,235,248 shares of common stock will be freely transferable without restriction or further registration under the Securities Act upon completion of this offering. This assumes that no outstanding options are exercised prior to completion of this offering. The remaining 26,719,225 shares of our common stock outstanding are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144 or Rule 701, as described below.

Rule 144

In general, under Rule 144 under the Securities Act a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Generally, Rule 144 provides that an affiliate who has beneficially owned “restricted” shares for at least six months will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will equal approximately 6.3 million shares of common stock immediately after this offering; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of notice with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and the availability of current public information about our company.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

Lock-Up Agreements

Beneficial owners of 25,700,103 shares of common stock will be subject to lock-up agreements with the underwriters that will restrict the sale of these shares for 45 days, subject to extension in certain circumstances. See “Underwriting.”

FBR & Co. may, in its sole discretion and at any time or from time to time before the termination of the 45-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Registration and Pre-Emptive Rights

We entered into a registration rights agreement with Arlington Asset, dated as of January 26, 2009, with respect to the shares of our common stock beneficially owned by Arlington Asset, which contains certain demand and piggyback registration rights, including the right to request us to file a shelf registration statement on Form S-3 with respect to shares of our common stock owned by it. In the event we fail to so file such shelf registration statement or in certain other instances, Arlington Asset also has unlimited demand registration rights subject to certain requirements, including that any demand registration must relate to shares of our common stock with a value of at least $15 million or, if Arlington Asset holds less than $15 million of our common stock, such lesser amount. In connection with the Repurchase Transaction, Arlington Asset agreed to waive all registration rights it may have with respect to our first follow-on equity offering after the Repurchase Transaction for a period of one year (i.e., this offering), provided that, if the aggregate public offering price of the shares of our common stock to be registered and sold in the follow-on offering exceeds $90 million, then Arlington Asset shall have the option to elect either: (a) to sell the number of shares up to 50% of the shares registered and sold in such follow-on offering in excess of $90 million; or (b) sell up to 100% of the shares to be sold pursuant to the underwriters’ overallotment option in such follow-on offering. In the Repurchase Agreement, we have agreed to file a shelf registration statement at Arlington Asset’s request in the event that Arlington Asset sells, or proposes to sell, at least 400,000 shares to one or more third party transferees (each a “Selling Stockholder”). The shelf registration statement would include such number of shares of our common stock held by Arlington Asset after the Repurchase Transaction (the “Remaining Shares”) as are held by one or more Selling Stockholders and may also include any shares held by Arlington Asset. We are obligated to file such shelf registration statement as soon as reasonably practicable after Arlington Asset’s request and in any event no later than 90 days after the request. On May 20, 2009, Arlington Asset made a request to us to file such a registration statement. In certain circumstances, Arlington Asset may request that we file multiple registration statements relating to the Remaining Shares, but in no event may Arlington Asset request more than six registration statements.

We entered into a registration rights agreement with Crestview, dated as of July 20, 2006, with respect to the shares of our common stock beneficially owned by Crestview, which contains certain demand and piggyback registration rights. While Crestview has informed us that they do not intend to sell any shares of common stock in this offering, and has agreed to waive its registration and certain other rights in connection with this offering, Crestview may exercise its demand and piggyback rights in the future. In addition we entered into a investment agreement with Crestview, dated as of July 19, 2006, pursuant to which we granted Crestview certain pre-emptive rights, pursuant to which Crestview has the right to purchase from us such number of shares as is necessary to enable them to maintain their ownership percentage of our outstanding shares. Crestview has also agreed to waive its pre-emptive rights in connection with this offering.

Stock Options and Benefit Plans

As of June 8, 2009 we have outstanding options to purchase 9,445,986 shares of our common stock.

In connection with our 2006 private offering, we granted the two Crestview affiliates that purchased shares of our common stock in our 2006 private offering options, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock. The options have an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. This offering will trigger the adjustment provisions of the options and the exercise price thereof will be adjusted accordingly. The exercise price of the options is subject to reduction from time to time to the extent we pay dividends to our stockholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the options are subject to customary anti-dilution adjustments.

In September 2008, we granted Crestview Advisers, L.L.C. options to purchase 502,268 shares of our common stock with an exercise price of $5.30 per share in lieu of cash payments for the strategic advisory fee for the period October 1, 2008 through December 31, 2009.

As of June 8, 2009, we have outstanding options to purchase a total of 6,845,986 shares of common stock under our 2006 Long-Term Incentive Plan. In addition, we have outstanding unvested restricted stock units relating to 7,238,920 shares of our common stock, which restricted stock units were also issued under our 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan provides that a maximum of 22,069,985 shares of our common stock may be issued under the 2006 Long-Term Incentive Plan, of which 5,098,744 shares of our common stock remain available for issuance.

Our board of directors has adopted the FBR Capital Markets 2007 Employee Stock Purchase Plan, or 2007 ESPP. The total number of shares of common stock available for issuance under the 2007 ESPP is 665,988 shares.

UNDERWRITING

FBR Capital Markets & Co., a wholly-owned subsidiary of ours, is acting as representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement among us, the selling stockholder and the underwriters, we have agreed to sell to each of the underwriters and each of the underwriters has agreed, severally and not jointly, to purchase from us, on a firm commitment basis, the number of shares of common stock listed in the following table:

Underwriter	Number of Shares
FBR Capital Markets & Co.
Barclays Capital Inc.
UBS Securities LLC
Sandler O’Neill & Partners, L.P.

Total	20,000,000

The selling stockholder has granted the underwriters an option exercisable during the 30-day period after the date of this prospectus supplement to purchase, at the initial public offering price less underwriting discounts and commissions, up to an additional 3,000,000 shares of common stock for the sole purpose of covering overallotments, if any. To the extent that the underwriters exercise the option, the underwriters will be committed, subject to certain conditions, to purchase that number of additional shares.

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus supplement, other than the shares subject to the overallotment option, if any shares are purchased. We and the selling stockholder have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

At our request, the underwriters have reserved for sale, at the public offering price, up to 300,000 shares of our common stock for sale to our employees, officers and directors through a directed share program. No underwriting discount will be received by the underwriters in respect of shares of common stock sold through the directed share program. The number of shares of our common stock available to the general public in this offering will be reduced by the number of reserved shares purchased by participants in the program. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved shares. Except for our officers and directors who have entered into lock-up agreements as described below, the shares purchased by participants in the directed share program will be freely tradable.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the same offering price less a concession not to exceed $             per share. The underwriters may allow, and certain dealers may re-allow, a discount not to exceed $             per share to certain other dealers. If the shares are not sold at the public offering price, the representative may change the offering price and other selling terms.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Overallotment Option		With Full Overallotment Option
Public offering price	$	$		$
Underwriting discount	$	$		$
Proceeds, before expenses, to us	$	$		$
Proceeds, before expenses, to the selling stockholder	$		$—	$

Assuming the full amount of the shares reserved for sale to employees, officers and directors as described above are sold pursuant to the directed share program, the total underwriting discount without the overallotment option and the total underwriting discount with the full overallotment option will be $             and $            , respectively, and the total proceeds, before expenses, to us both without the overallotment option and with the full overallotment option will be $            .

The brokers’ or underwriters’ discounts and commissions will be paid by each of us and the selling stockholder with respect to the shares of common stock sold by each of us and the selling stockholder, respectively.

The total expenses of the offering, excluding the brokers’ or underwriters’ discounts and commissions payable and excluding fees and disbursements of counsel for the selling stockholder, are estimated at approximately $     million and are payable by us.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over allot this offering by selling more than the number of shares of common stock offered by this prospectus supplement, creating a syndicate short position. In addition, the underwriters may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriters may reclaim selling concessions from dealers if shares of our common stock sold by such dealers are repurchased in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder, Arlington Asset, our current directors and officers and Crestview have agreed that, without the prior written consent of the representative, we will not, during the period ending 45 days after the date of this prospectus supplement:

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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock; or

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The representative does not intend to release any portion of the common stock subject to the foregoing lock-up agreements. However, the representative, in its sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 45-day period without notice. In considering a request to release shares from a lock-up agreement, the representative will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.

The 45-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 45-day restricted period we issue an earnings release or announces material news or a material event; or (2) prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 45-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This automatic extension is waivable only by FBR Capital Markets & Co. on behalf of the underwriters.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

FBR Capital Markets & Co. is a member of Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Security Dealers, Inc., or the NASD) and will participate in the distribution of the shares of our common stock. Accordingly, offerings of the shares of our common stock will conform to the requirements of Conduct Rule 2720 of the NASD. That rule requires that the public offering price of our common stock in this offering must be no higher than that recommended by a “qualified independent underwriter,” as defined by that rule. Sandler O’Neill & Partners, L.P. is serving in that capacity and has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus supplement is a part. The initial public offering price specified on the cover page of this prospectus supplement is not higher than the price recommended by Sandler O’Neill & Partners, L.P. We have agreed to indemnify Sandler O’Neill & Partners, L.P. against liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Under Rule 2720, no underwriter is permitted to sell shares in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

After the distribution of our common stock, FBR Capital Markets & Co. will not be able to make a market in the common stock due to certain regulatory restrictions arising from its affiliation with us.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of shares will be made pursuant to an exemption under the Prospectus Directive (2003/71/EC), as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of shares. Accordingly any person making or intending to make any offer within the EEA of shares which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for FBR Capital Markets Corporation, the selling stockholder or any of the underwriters to produce a prospectus for such offer. Neither FBR Capital Markets Corporation, the selling stockholder nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by underwriters which constitute the final placement of shares contemplated in this prospectus supplement and the accompanying prospectus.

In the United Kingdom, this communication is directed only at persons who are (1) investors that are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or high net worth entities falling within Article 49(2)(a)-(d) of the Order or (2) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as ‘‘relevant persons’’). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP.

PROSPECTUS

FBR Capital Markets Corporation

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

FBR Capital Markets Corporation may from time to time offer and sell shares of common stock, shares of preferred stock, senior debt securities or subordinated debt securities covered by this prospectus having an aggregate initial offering price not exceeding $215,455,205 (or its equivalent in foreign or composite currencies) independently, or together in any combination, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

In addition, the selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, may from time to time offer and sell up to 5,900,000 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FBCM.” Our principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209. Our telephone number is (703) 312-9500.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and in the accompanying prospectus supplement, if any, and the risk factors that are incorporated by reference into this prospectus.

We or the selling stockholder may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2009.

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ABOUT THIS PROSPECTUS

FBR Capital Markets Corporation will be the issuer of the common stock, preferred stock and debt securities described in this prospectus. Except where the context suggests otherwise, including in the sections entitled “Description of Debt Securities” and “Description of Capital Stock,” “we,” “us” and “our” refer to FBR Capital Markets Corporation and its subsidiaries, including FBR Capital Markets & Co., which we sometimes refer to as “FBR & Co.,” FBR Investment Management, Inc., which we sometimes refer to as “FBRIM,” FBR Fund Advisers, Inc., which we sometimes refer to as “FBR Fund Advisers,” and Friedman, Billings, Ramsey International, Ltd., which we sometimes refer to as “FBRIL.” Except where the context suggests otherwise, “Arlington Asset” refers to Friedman, Billings, Ramsey Group, Inc. (doing business as Arlington Asset Investment Corp.) and its subsidiaries, including its wholly-owned subsidiaries FBR TRS Holdings, Inc., which we sometimes refer to as “FBR TRS Holdings,” and FBR Securities Investment HY, LLC, which we sometimes refer to as “FBR Securities Investment HY.” You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell or issue, in one or more offerings, up to a total amount of $215,455,205 of our common stock, preferred stock and debt securities, in one or more series, which may be senior debt securities or subordinated debt securities. In addition, the selling stockholder named in this prospectus may sell, in one or more offerings, up to 5,900,000 shares of our common stock. This prospectus provides you with a general description of the securities we and the selling stockholder may offer. Each time we sell or issue securities and/or the selling stockholder sells our common stock, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any other prospectus supplement or pricing supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a pricing supplement or a free writing prospectus, unless the context otherwise requires. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement will also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.” You should read the entire prospectus and the applicable prospectus supplement, including the information incorporated by reference, before making an investment decision. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

RISK FACTORS

Our business, and an investment in our securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by other SEC filings filed after such reports, as well as any risks described in any applicable prospectus supplement before investing in our securities. If any of the following events actually occur or any of these risks actually materialize, our business, financial condition, results of operations or cash flow could suffer materially and adversely. In that case, you might lose all or part of your investment. In connection with the forward looking statements that appear in this prospectus, you should also carefully review the cautionary statements included under the caption “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Adverse Market Conditions

Our businesses have been and may continue to be materially and adversely affected by financial market conditions and economic conditions generally.

As an investment bank, risk is an inherent part of our businesses. Our businesses are materially affected by conditions in the financial markets and economic conditions generally around the world. In the past twelve to eighteen months, these conditions have changed suddenly and negatively. Since mid-2007, and particularly during the second half of 2008 and continuing in 2009, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes. Concerns about financial institution profitability and solvency as a result of general market conditions, particularly in the credit markets, may cause our clients to reduce the level of business that they do with us. Declines in asset values, the lack of liquidity, general uncertainty about economic and market activity and a lack of confidence of consumers and investors and in chief executive officers have negatively impacted many of our businesses, particularly investment banking, merchant banking and asset management. Our investment banking business has been significantly affected during the past 12 to 18 months by the decrease in equity underwritings and the decline in both announced and completed mergers and acquisitions.

Our financial performance is highly dependent on the environment in which our businesses operate. A favorable business environment is generally characterized by, among other factors, high global gross domestic product growth, stable geopolitical conditions, transparent and efficient capital markets, liquid markets with active investors, low inflation, high business and consumer confidence and strong business earnings. Slowing growth, contraction of credit, increasing energy prices, declines in business or investor confidence or risk tolerance, increases in inflation, higher unemployment, outbreaks of hostilities or other geopolitical instability, corporate, political or other scandals that reduce investor confidence in capital markets and natural disasters, among other things, can affect the global financial markets. In addition, economic or political pressures in a country or region may cause local market disruptions and currency devaluations, which may also affect markets generally. In the event of changes in market conditions, such as interest or foreign exchange rates, equity, fixed income, commodity or real estate valuations, liquidity, availability of credit or volatility, our businesses could be adversely affected in many ways.

Overall, the business environment for the past twelve to eighteen months has been extremely adverse for many of our businesses and there can be no assurance that these conditions will improve in the near term. We expect that adverse economic conditions and the recession will persist throughout 2009, causing a continuation of the unfavorable economic and market dynamics experienced in 2008, and possibly leading to a further decline in economic and market conditions. These conditions have had, and will continue to have, a direct and material impact on our results of operations and financial condition because performance in the financial services industry is heavily influenced by the overall strength of economic conditions and financial market activity. We expect the reduced transaction volumes, reduced revenue and reduced profitability that we experienced in almost all of our main businesses in 2008 to continue throughout 2009.

It is difficult to predict how long these uncertain and unfavorable market and economic conditions and the accompanying recession will continue, whether contagion from the global credit crisis will cause market and economic conditions to continue to deteriorate, and which of our markets, products and businesses will continue to be adversely affected and to what degree. Currently, we anticipate these challenging market conditions will persist throughout 2009. We expect that equity and debt financing and acquisition and disposition activity will remain depressed through 2009. Our financial performance will be negatively impacted by these conditions because our business depends heavily on these markets, particularly equity financing, public finance and acquisition and disposition activity.

Our revenues may continue to be negatively impacted as a result of adverse market conditions.

Recently, the residential real estate market in the U.S. has experienced a significant downturn due to declining real estate values, substantially reducing mortgage loan originations and securitizations, and precipitating more generalized credit market dislocations and a significant contraction in available liquidity globally, which has negatively impacted our revenues. These factors have continued through the first quarter of 2009 and, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic recession. These factors could continue beyond 2009. Continued or further credit market dislocations or sustained market downturns may reduce cash flows from our clients.

Our investment banking revenues are directly related to the number and size of the transactions in which we participate and therefore were adversely affected in 2008 and the first and second quarters of 2009 by the mortgage and credit market dislocations, and the overall level of equity prices, and may be further impacted by continued or further credit market dislocations or the sustained market downturn. Our investment banking revenues could continue to be impacted for the remainder of 2009 and beyond as a result of these market factors.

Sustained market downturns or continued or further credit market dislocations and liquidity issues would also likely lead to a decline in the volume of secondary market trading that we execute for our institutional brokerage clients and, therefore, to a decline in the revenues we receive from commissions and spreads earned from the trades we execute for our clients. In addition, because the fees that we charge for managing our clients’ portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients’ portfolios would reduce the revenues we receive from our asset management business. Heightened risk aversion among investors may cause them to shift their trading activity to higher quality and more liquid products, which are generally somewhat less profitable for us.

Even in the absence of a further market downturn, below-market investment performance by our fund and portfolio managers could reduce our asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

Risks Related to Our Business

Our financial results may fluctuate substantially from quarter to quarter.

We have experienced, and expect to experience in the future, significant quarterly variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s securities offering may be delayed or terminated because of adverse market conditions, failure to obtain necessary regulatory approvals or unexpected financial or other problems in the client’s business. If the parties fail to complete an offering in which we are participating as an underwriter or placement agent, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on early-stage companies in certain sectors, as the market for securities of these companies may experience significant variations in the number and size of equity offerings as well as the after-market trading volume and prices of newly issued securities. More companies initiating the process of an initial public offering are simultaneously exploring M&A exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company’s sale if we are not engaged as a strategic advisor in such sale. As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis.

We are dependent on our executive management team, and we may not be able to execute our business plan in the event that members of our executive management team are no longer available to us and we are unable to find suitable replacements for them or members of our executive management team do not dedicate a sufficient amount of their professional time to our endeavors.

Certain members of our executive management team do not have employment agreements with us. We have no assurance that the services of our executive management team will continue to be available to the full extent of our needs. We believe that our success depends to a significant extent upon the experience of our executive management team, whose continued service is not guaranteed. If certain members of our executive management team leave our company or are otherwise no longer available to us or are not available to the full extent of our needs, we may not be able to replace them with suitable management and may be unable to execute our business plan.

We encounter intense competition for qualified professionals from other investment banking firms and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds, and our failure to hire qualified professionals and retain our existing professionals may materially impede the success and growth of our business.

Our people are our most valuable resource. Our ability to secure and maintain investment banking engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of our professionals. Our professionals’ reputations and relationships with our clients are a critical element in obtaining and executing client engagements. Generally, we do not have employment or non-competition agreements with any of our professionals. We encounter intense competition for qualified professionals from other companies in the investment banking industry and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds. We may experience losses of investment banking, brokerage, research and other professionals and our failure to hire qualified professionals and retain our existing professionals may materially impede our success and growth. The departure or other loss of our key professionals who manage substantial client relationships or who possess substantial experience and expertise, could impair our ability to secure or successfully complete engagements, which could materially adversely affect our business and results of operations. In addition, if any of our investment bankers or members of our executive management team were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. We may not be able to prevent our investment bankers or the members of our executive management team from resigning to join our competitors or from forming a competing company.

We depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results.

We are dependent on revenues related to securities issued by companies in specific industry sectors. The consumer, diversified industrials, energy and natural resources, financial institutions, insurance, real estate and TMT sectors account for the majority of our investment banking and institutional trading and research activities. Therefore, any downturn in the market for the securities of companies in these industry sectors, or factors affecting such companies, could adversely affect our operating results and financial condition. Additionally, the frequency and size of securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors.

Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our core sectors represent a significant portion of our businesses. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in our core sectors. Future downturns in our core sectors could result in a decrease in the size or number of transactions we complete, which would reduce our investment banking revenues.

We also derive a significant portion of our revenues from institutional sales and trading transactions related to the securities of companies in these sectors. Our revenues from such institutional sales and trading transactions may decline when underwriting activities in these industry sectors decline, the volume of trading on The NASDAQ Stock Market, or NASDAQ, the New York Stock Exchange, or NYSE, or any other securities market or exchange declines, or when industry sectors or individual companies report results below investors’ expectations.

We have incurred losses in recent periods and may incur losses in the future.

We have incurred losses in recent periods. For the year ended December 31, 2008, we had a net loss of $194.7 million and for the quarter ended March 31, 2009, we had a net loss of $16.2 million. We may incur losses in future periods. If we are unable to fund future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.

In addition, we may incur significant expenses in connection with any expansion of our capital markets and asset management businesses or in connection with strategic acquisitions and investments. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Our failure to acquire or internally develop the infrastructure needed to offer a complete range of M&A and advisory services or to grow our asset management business could negatively affect the growth of our business.

Our ability to expand our M&A business depends upon expanding and enhancing the investment banking services we presently offer. We intend to incur increased costs to expand this business. Our failure to acquire or hire additional M&A professionals to offer additional M&A services or our failure to successfully integrate such M&A services into our existing business could have an adverse impact on our business. Furthermore, our failure to expand our M&A services capabilities to satisfy anticipated near-term demand in our core sectors may harm our growth prospects.

Our ability to expand our asset management business depends on a variety of factors, including but not limited to our ability to identify traditional and/or alternative asset managers and strategies, within our company and externally, and our ability to deploy capital into investments in this area. We cannot guarantee that we will be able to successfully identify alternative asset managers and strategies or invest our own capital in alternative asset managers or strategies. Our inability to expand our asset management business could harm our growth prospects and could negatively impact the value of our common stock.

Pricing and other competitive pressures may impair the revenues and profitability of our institutional brokerage business.

We derive a significant portion of our revenues from our institutional brokerage business. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. If we are unable to compete effectively in these areas, the revenues from our sales and trading business may decline, and our business and results of operations may be adversely affected. Our research and institutional brokerage business also may be adversely affected by changes in laws and regulations and industry practices.

Our institutional brokerage revenues may decline due to competition from alternative trading systems.

Securities and futures transactions are now being conducted through the internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our institutional brokerage revenues. The NYSE’s adoption of its hybrid market for trading securities may increase pressure on our institutional brokerage business as customers execute more of their NYSE-related trades electronically. Even if we were to develop our own electronic trading systems, we cannot assure you that the revenues generated by these systems will yield an adequate return on our investment, particularly given the relatively lower commissions arising from electronic trades. As a result, our institutional brokerage revenues could decline in the future, which would negatively impact our cash flows and the value of our common stock.

We face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business.

The brokerage and investment banking industries are intensely competitive and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking, including the trends toward increased focus by many larger investment banking companies on institutional equity offerings pursuant to Rule 144A, multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as the volume and number of investment banking transactions have started to increase. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

Many of our competitors in the brokerage and investment banking industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and our failure to obtain new engagements may harm our operating results.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or M&A transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must continuously seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in our trading and underwriting business increase the potential for us to incur significant losses.

Before the recent turmoil in the financial markets, there had been a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business investment banks had increasingly been committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale. We may undertake more block trades in the future. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business and, therefore, may suffer losses even when economic and market conditions are generally favorable for others in the industry.

Although we have historically not engaged in proprietary trading, we may engage in proprietary trading in the future to maintain trading positions in the equity markets. We may enter into large transactions in which we commit our own capital as part of our client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

FBR & Co. and FBR Investment Services, Inc, or FBRIS, which are domestic registered broker-dealers, are subject to the net capital requirements of the SEC and various self-regulatory organizations of which they are members. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. FBRIL, which is a registered broker-dealer in the United Kingdom, is also subject to the capital requirements of the United

Kingdom Financial Services Authority, or FSA. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm.

Furthermore, FBR & Co., FBRIS and FBRIL are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to us. As a holding company, we will depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on our obligations, including debt obligations.

We are highly dependent on communications, information and other systems and third parties, and any systems failures could significantly disrupt our business.

Our business is highly dependent on communications, information and other systems, including systems provided by our clearing broker and by other third parties. Any failure or interruption of our systems, the systems of our clearing broker or third-party trading or information systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock.

In addition, our clearing broker provides elements of our principal disaster recovery system. We cannot assure you that we or our clearing broker will not suffer any systems failure or interruption, including one caused by a hurricane, earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, terrorist attack, pandemic or other emergency situation, or that our or our clearing broker’s back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The occurrence of any failures or interruptions could significantly harm our business.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could harm our business.

We have devoted significant resources to develop our risk management strategies and techniques and expect to continue to do so in the future. However, our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.

To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Our due diligence may not reveal all of a portfolio company’s liabilities and may not reveal other weaknesses in a portfolio company’s business.

Before we make merchant banking investments, we assess the strength and skills of an entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the company. We cannot assure you that our due diligence processes will uncover all relevant facts or risks about a company in which we make a merchant banking investment, or that any such investment will be successful. Any unsuccessful merchant banking investments may have a material adverse effect on our financial condition and results of operations.

In any potential merchant banking investment, we depend on management and have limited ability to influence management of portfolio companies.

We generally do not control the management, investment decisions or operations of the enterprises in which we make merchant banking investments. Management of those enterprises may decide to change the nature of their assets or business plan, or management may otherwise change in a manner that is not satisfactory to us. We typically have no ability to affect these management decisions, and as noted below, may have only limited ability to dispose of these investments.

We may make merchant banking investments that have limited liquidity, which may reduce the return on those investments to our stockholders.

The equity securities of a new publicly-held or privately-held entity in which we make a merchant banking investment are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any private or newly-public company that we acquire for a period of at least one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities.

The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Sales of these securities may cause their values to fluctuate more sharply. Because we have made and expect to make merchant banking investments through an affiliate of FBR & Co., a registered broker-dealer in the U.S., and FBRIL, a registered broker-dealer in the United Kingdom, our ability to invest in companies may be constrained by applicable securities laws and regulations and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA, and similar self-regulatory organizations. FBR & Co.’s investment and trading activities are regulated by the SEC, FINRA and other governmental authorities, and FBRIL’s investment and trading activities are regulated by similar regulatory authorities in the United Kingdom, including the FSA. As a result, the rules of the SEC, FINRA, the FSA, and other governmental authorities and self-regulatory organizations may limit our ability to invest in the securities of companies whose securities are underwritten or privately placed by our broker-dealer affiliates.

Prices of the equity securities of new entities in which we make merchant banking investments may be volatile. We may make merchant banking investments that are significant relative to the portfolio company’s overall capitalization, and resales of significant amounts of these securities might adversely affect the market and the sales price for the securities.

The disposition value of our merchant banking investments is dependent upon general and specific market conditions which could result in a decline of the value of these investments.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that the market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we invest could result in a decline in the value of our investments.

Our capital markets business is dependent on cash inflows to the mutual fund industry and other pooled investment vehicles, which could result in our experiencing operating losses if cash flows slow.

A slowdown or reversal of cash inflows to the mutual fund industry and other pooled investment vehicles could lead to lower capital markets revenues for us since mutual funds and other pooled investment vehicles purchase a significant portion of the securities offered in public offerings underwritten by our broker-dealer subsidiaries and subsequently traded in the secondary markets. Demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds and hedge funds, seeking to invest on behalf of their investors. The public may redeem mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds reduces demand by fund managers for initial public or secondary offerings, our capital markets business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings.

We make merchant banking investments that are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets will be directly charged or credited to stockholders’ equity. As a result, a further decline in market value of our investment securities may further reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings, as will a decline in the value of securities not classified as available-for-sale for accounting purposes.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings.

Use of leverage could adversely affect our operations.

Using debt to finance the purchase of securities held on our trading desk exposes us to the risk that margin calls will be made and that we will not be able to meet those margin calls. To meet margin calls, we may sell the applicable securities and such sales could result in realized losses.

To the extent we were to leverage these investments, this leverage could expose us to the risk that margin calls will be made and that we will not be able to meet them. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Changes in interest rates could negatively affect the value of investments we make with our excess capital, which could result in reduced earnings or losses.

We invest our excess capital from time to time in highly liquid investments. Investments that are sensitive to interest rate fluctuations will decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us.

In addition, changes in interest rates may impact some of our merchant banking equity investments in companies whose business models are sensitive to interest rates.

If we become subject to the registration requirements of the Investment Company Act of 1940, or the 1940 Act, as a result of our principal investing activities, our ability to operate our business as contemplated would be impaired and our operating results would be adversely affected.

The 1940 Act, and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under 1940 Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including Arlington Asset) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, Arlington Asset and our subsidiary, FBR & Co., or any combination thereof, and materially adversely affect our business, financial condition and results of operations.

We are a holding company and are dependent on our subsidiaries for funds.

Since we are a holding company, our cash flow and consequent ability to pay dividends and satisfy our obligations under securities we issue are dependent upon the earnings of our subsidiaries and the distribution of those earnings as dividends or loans or other payments by those subsidiaries to us. Our broker-dealer subsidiaries are subject to various capital adequacy requirements promulgated by the regulatory and other authorities of the countries in which they operate. These regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary upon liquidation is generally subordinate to the claims of creditors of the subsidiary.

Risks Relating to Use of Estimates and Valuations

We make various estimates that affect reported amounts and disclosures.

We make various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair value of certain financial instruments, accounting for identifiable intangible assets, establishing provisions for potential losses that may arise from litigation, regulatory proceedings and tax examinations, assessing our ability to realize deferred taxes and valuing equity-based compensation awards. Estimates are based on available information and judgment. Therefore, actual results could differ from our estimates and that difference could have a material effect on our consolidated financial statements.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and Note 2 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 incorporated by reference in this prospectus for additional information concerning our use of estimates and valuation methodologies.

Risks Related to Our Relationship with Our Significant Stockholders

Because Arlington Asset beneficially owns a large percentage of the outstanding shares of our common stock, it has substantial influence over matters requiring stockholder approval.

Arlington Asset, through FBR TRS Holdings and FBR Securities Investment HY (each of which is its wholly-owned subsidiary), beneficially owned approximately 39% of the voting power of the outstanding shares of our common stock, as of May 21, 2009. As a significant stockholder, Arlington Asset could exert substantial influence over the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. This concentration of ownership may also delay or prevent a change in control of our company and could support other actions that might be favorable to Arlington Asset but not to our other stockholders. In accordance with the terms of the Amended and Restated Voting Agreement (defined below), Arlington Asset is no longer obligated to vote in accordance with our board of directors’ recommendations or for nominees to the board except for Crestview Partners L. P., or Crestview director nominees.

Arlington Asset and Crestview each have certain registration rights with respect to the shares of our common stock owned by it and the exercise of these rights could affect the trading market for our common stock.

As of May 21, 2009, Arlington Asset and Crestview, directly and indirectly, beneficially owned approximately 39% and 12%, respectively, of the outstanding shares of our common stock. We entered into a registration rights agreement with Crestview, dated as of July 20, 2006, with respect to the shares of our common stock beneficially owned by Crestview. We also entered into a registration rights agreement with Arlington Asset, dated as of January 26, 2009, and granted additional registration rights to Arlington Asset in connection with the Repurchase Transaction (as defined below) with respect to the shares of our common stock beneficially owned by Arlington Asset. Each of the agreements relating to registration rights agreements contains certain demand and piggyback registration rights.

If Arlington Asset or Crestview exercises its registration rights with respect to some or all of its shares of our common stock, this could have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business in the event that we are unable to complete a business combination solely with cash, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

Future issuances and sales of our common stock may depress the price of our common stock.

Future issuances of shares of our common stock would be dilutive to existing stockholders and may decrease the market price per share of our common stock. Availability of shares for resale in the open market, such as through vesting of restricted stock issued through our 2006 Long-Term Incentive Plan, could have similar effects. Any sales of a substantial number of shares of our common stock, or the perception that such sales might occur, may cause the market price of our shares to decline.

Arlington Asset may sell its stake in our company to a third party that may not be favorable to our stockholders.

On May 18, 2009, we entered into a stock repurchase agreement, or the “Repurchase Agreement,” with Arlington Asset and FBR TRS Holdings, pursuant to which, among other things, on May 20, 2009, or the “Repurchase Date,” we repurchased a total of 16,667,000 shares of our common stock directly from FBR TRS Holdings. We refer to this transaction as the “Repurchase Transaction.” In connection with the Repurchase Transaction, Arlington Asset agreed not to sell any of its shares of our common stock without our consent prior to our next equity offering, provided that we have filed a registration statement with respect to such an offering within 45 days of the Repurchase Date and such sale is not at a price per share at least equal to $4.35. Beyond this restriction however, there is no limitation on the sale of their shares. After this offering, Arlington Asset could sell its stake in our company to one or more third parties that may not be favorable to our stockholders.

Such a sale, including if it involves a dispersion of shares to multiple stockholders, could have the effect of making any business combination, or a sale of all of our shares as a whole, more difficult. In connection with the Repurchase Transaction, we agreed to cooperate diligently and in good faith with Arlington Asset, if requested, to facilitate the sale of the Remaining Shares, in whole or in part, to prospective purchasers, subject to the terms and conditions of the Repurchase Agreement.

Our ability to use net operating loss carryovers and net capital loss carryovers to reduce our taxable income may be limited.

We currently have net operating loss, or NOL, carryovers and net capital loss, or NCL, carryovers. Our ability to use our NOL and NCL carryovers to offset our taxable income and gains may be limited by Sections 382 and 383 of the Internal Revenue Code if we undergo an “ownership change.” Generally, an “ownership change” occurs if certain persons or groups increase their aggregate ownership in our company by more than 50 percentage points looking back over the relevant testing period. If an ownership change occurs, our ability to use our NOLs, NCLs and certain recognized built-in losses to reduce our taxable income in a future year would be limited to a Section 382 limitation equal to the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate in effect for the month of the ownership change. The long-term tax-exempt rate for June 2009 is 4.61%. In the event of an ownership change, NOLs and NCLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such losses can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. However, if the carryforward period for any NOL or NCL were to expire before that loss had been fully utilized, the unused portion of that loss would be lost. The carryforward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred, and the carryforward period for NCL is five years from the year in which the losses giving rise to the NCL were incurred. Our use of new NOLs or NCLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new losses arose).

Based on our knowledge of our stock ownership, including the stock ownership of Arlington Asset, we do not believe that an ownership change has occurred since our losses were generated. Accordingly, we believe that at the current time there is no annual limitation imposed on our use of our NOLs and NCLs to reduce future taxable income. The determination of whether an ownership change has occurred or will occur is complicated and depends on changes in percentage stock ownership among stockholders. There are currently no restrictions on the transfer of our stock, or the stock of Arlington Asset, that would discourage or prevent transactions that could cause an ownership change. If Arlington Asset were to sell all of its stock in our company, that would cause an ownership change, and no assurance can be provided that Arlington Asset will not engage in such a stock sale. In addition, we have not obtained, and currently do not plan to obtain, a ruling from the Internal Revenue Service, or IRS, regarding our conclusion as to whether our losses are subject to any such limitations. Furthermore, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in the future.

A failure of Arlington Asset to qualify as a REIT for one or more years prior to 2006 may expose us to joint and several liability for Arlington Asset’s past federal income tax liability.

Prior to January 1, 2009, Arlington Asset elected to be taxed as a REIT for U.S. federal income tax purposes. In the event Arlington Asset failed to qualify as a REIT for any year or years prior to or including 2006, Arlington Asset could have a federal tax liability in respect of its income for such years, and any such liability could be substantial. Arlington Asset’s failure to qualify as a REIT for a given year could cause certain of our subsidiaries to have been part of a consolidated group with Arlington Asset and its affiliates for federal income tax purposes for a period of one or more years. As a general matter, corporations that are members of a consolidated group have joint and several liability for the federal income tax liability of the entire consolidated group during any tax year for which it is consolidated. As a result, if Arlington Asset failed to qualify as a REIT for one or more years prior to or including 2006, certain of our subsidiaries could potentially be subject to joint and several liability with respect to such tax liability.

Our tax sharing agreement may result in conflicts of interest between our company and FBR TRS Holdings.

Under our tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods of the consolidated group of which FBR TRS Holdings is the parent corporation. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior taxable years, including taxable years prior to or including 2006. For example, under the tax sharing agreement, FBR TRS Holdings may choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to FBR TRS Holdings and detrimental to one or more of our subsidiaries and our stockholders (other than FBR TRS Holdings).

Risks Related to the Amended and Restated Voting Agreement

with Crestview and Arlington Asset

Pursuant to the Amended and Restated Voting Agreement (as defined below) among Arlington Asset, FBR TRS Holdings, Crestview and us, each of Crestview and Arlington Asset has the right to designate two representatives to serve on our board of directors and therefore both have the ability to influence any action taken or recommended by our board of directors. If the interests of Crestview or Arlington Asset are in conflict with the interests of our other stockholders, their respective ability to influence our board of directors could result in a conflict of interest for members of our board.

In connection with the Repurchase Transaction, we entered into an amended and restated voting agreement with Arlington Asset, FBR TRS Holdings and Crestview (the “Amended and Restated Voting Agreement”) that provides Crestview and Arlington Asset, among other things, with the right to designate two representatives each for election to our board of directors. Subject to certain conditions, Crestview and Arlington Asset also have the right to designate one representative each to serve on each of the committees of our board of directors, to the extent permitted by law and the applicable regulations of the NASDAQ (or, if not so permitted, such designee(s) will have certain observation rights). Accordingly, Crestview and Arlington Asset may have the ability to influence any action taken or recommended by our board of directors. If the interests of Crestview or Arlington Asset are in conflict with the interests of our other stockholders, the ability of Crestview or Arlington Asset to influence our board of directors could result in a conflict of interest for members of our board.

In accordance with the terms of the Amended and Restated Voting Agreement, Arlington Asset is no longer obligated to vote in accordance with the recommendations of our board of directors.

Arlington Asset is no longer obligated to vote in accordance with our board of directors recommendations or for nominees to the board (except for Crestview’s director nominees). Given that Arlington Asset remains a significant stockholder following the Repurchase Transaction, if the interests of Arlington Asset are in conflict with the interest of our stockholders, there may not be sufficient support to adopt the proposals recommended by our board of directors which may have an adverse material impact on the effective management of our company.

Risks Related to Our Relationship with Crestview

We may not be successful in capturing the benefit of our ongoing strategic advisory relationship with an affiliate of Crestview which may impede our growth and negatively impact our operating results.

We have agreed, subject to the modification described below, to pay Crestview Advisors, L.L.C., an affiliate of Crestview, a $1.0 million annual strategic advisory fee and to reimburse Crestview Advisors, L.L.C. for reasonable out-of-pocket expenses in exchange for ongoing strategic advice and assistance. This fee is payable for as long as Crestview beneficially owns at least 50% of the shares of our common stock that the Crestview affiliates purchased in our 2006 private offering. In September 2008, we granted Crestview Advisors, L.L.C. options to purchase 502,268 shares of our common stock at a price of $5.30 per share in lieu of cash payments for the strategic advisory fee for the period October 1, 2008 through December 31, 2009. Unless we agree otherwise, we will be required to pay the strategic advisory fee to Crestview Advisors, L.L.C. in cash in future periods. Crestview Advisors, L.L.C. is not required to provide specified services to us or our affiliates, and we cannot assure you that this agreement will result in increased opportunities for any of our businesses or in the establishment of new relationships with potential clients or investors. To the extent that we do not capture the anticipated benefit of these services, our payment obligations under this agreement may impede our growth and negatively impact our operating results.

Risks Related to Our Industry

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and distract existing public companies from engaging in capital markets transactions which may reduce the number of investment banking opportunities available to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the United States Congress, the SEC, the NYSE and NASDAQ to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital markets transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

As a participant in the financial services industry, we are subject to extensive regulation under federal and state laws in the U.S. and under the laws of other countries in which we do business. We are also regulated by a number of self-regulatory organizations. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, NYSE, FINRA, FSA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets, including FINRA. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things.

As a brokerage and investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or M&A transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. Furthermore, there is no assurance that an investment banking client will be able to satisfy its indemnity or contribution obligations when due. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

FBR & Co. has been named as a defendant in a small number of securities claims involving investment banking clients of FBR & Co. as a result of FBR & Co.’s role as an underwriter. While these cases are at a preliminary stage, based on management’s review with counsel and present information currently known by management, resolution of these matters is not expected to have a material adverse effect on our financial condition, results of operations or liquidity, although the outcome of these matters could be material to our operating results and cash flows for a particular future period, depending on, among other things, the level of our revenues or income for such period. These cases include the following:

In May 2008, the lead plaintiff in a previously filed and consolidated action filed an amended consolidated class action complaint that, for the first time, named Friedman, Billings, Ramsey & Co., Inc. (now FBR & Co.) and eight other underwriters as defendants. The lawsuit, styled In Re Thornburg Mortgage, Inc. Securities Litigation and pending in the United States District Court for the District of New Mexico, was originally filed in August 2007 against Thornburg Mortgage, Inc., or TMI, and certain of its officers and directors, alleging material misrepresentations and omissions about, inter alia, the financial position of TMI. The amended complaint now includes claims under Sections 11 and 12 of the Securities Act of 1933, as amended (the “Securities Act”), against nine underwriters relating to five separate offerings (May 2007, June 2007, September 2007 and two offerings in January 2008). The allegations against FBR & Co. relate only to its role as underwriter or member of the syndicate that underwrote TMI’s total of three offerings in September 2007 and January 2008—each of which occurred after the filing of the original complaint—with an aggregate offering price of approximately $817,571,500. The plaintiffs seek restitution, unspecified compensatory damages and reimbursement of certain costs and expenses. Although FBR & Co. is contractually entitled to be indemnified by TMI in connection with this lawsuit, TMI filed for bankruptcy on May 1, 2009 and this may decrease or eliminate the value of the indemnity that FBR & Co. received from TMI. On September 22, 2008, FBR & Co. filed a motion to dismiss the consolidated class action complaint, which is still pending. Because we intend to actively defend such litigation, significant legal expenses could be incurred. While it is not possible to predict the outcome of litigation, management believes that there are meritorious defenses to the claims asserted and that this action should not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, an adverse resolution of this litigation could materially affect our financial condition, operating results and liquidity.

Employee misconduct could harm us and is difficult to detect and deter.

Our reputation is critical in maintaining our relationship with clients, investors, regulators and the general public and is a key focus in our risk management efforts. In recent years, there have been a number of highly publicized cases involving fraud, conflicts of interest or other misconduct by employees in the financial services industry, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. As a result, we could suffer significant reputational harm for any misconduct by our employee. In addition, in certain circumstances our reputation could be damaged by activities of our clients or of hedge funds or other entities in which we invest, over which we have little or no control.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Such statements include, but are not limited to, those relating to the effects of growth, our principal investing activities, levels of assets under management and our current equity capital levels. Forward-looking statements involve risks and uncertainties. You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to:

•	the risks identified under the section captioned “Risk Factors” in this prospectus;

•	general volatility of the capital markets and the possibility that an active public trading market for our common stock cannot be sustained;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	our entry into new business areas, including entry through strategic investments, acquisitions and joint ventures;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the 1940 Act;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

We will not necessarily update the information presented or incorporated by reference in this prospectus if any of these forward-looking statements turn out to be inaccurate, and there are no guarantees about our performance.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

	Three months ended March 31, 2009		Year ended December 31,
			2008		2007		2006		2005		2004
Ratio of earnings to fixed charges(1)	—	(2)	—	(2)	3.6	x	—	(2)	3.0	x	44.7	x

(1)

The ratio of earnings to fixed charges was computed by dividing earnings available for fixed charges by fixed charges. Fixed charges consist of interest expense primarily related to collateralized financing transactions and short-term borrowings, and the interest portion of operating lease rental expense (interest factor deemed to be one-third of operating lease rental expense).

(2)

Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees for the three months ended March 31, 2009 and the years ended December 31, 2008 and 2006 were inadequate to cover total fixed charges. For the three months ended March 31, 2009 and the years ended December 31, 2008 and 2006, we would have needed additional pre-tax income from continuing operations adjusted to exclude income or loss from equity investees of $15,076,000, $192,665,000, and $15,898,000, respectively, to achieve coverage of 1:1 in these periods.

We do not calculate ratios of earnings to fixed charges and preferred stock dividends at this time because no shares of our preferred stock are issued and outstanding as of the date of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures, forms of which are exhibits to the registration statement of which this prospectus forms a part. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the forms of indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms as well as any material U.S. federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the amount of debt that we may issue under the indenture or otherwise. Under the indentures, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include the net capital requirements under the Exchange Act and the rules of some exchanges and other regulatory bodies, which apply to some of our principal subsidiaries, such as FBR & Co.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such debt securities, which may include series of medium-term notes;

•	the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

•

if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•

provisions specifying whether the debt securities will be convertible into other securities of FBR Capital Markets Corporation and/or exchangeable for securities of FBR Capital Markets Corporation or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of FBR Capital Markets Corporation or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

•	provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of FBR Capital Markets Corporation, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of FBR Capital Markets Corporation with respect to such debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

We may from time to time, without the consent of the existing holders of the debt securities, create and issue further debt securities having the same terms and conditions as the previously issued debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such debt securities will be fungible with the previously issued debt securities to the extent specified in the applicable prospectus supplement.

We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of each indenture limit our ability to pledge some of these securities. Each indenture provides that we will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance except for liens specifically permitted by the indenture on:

•

the voting securities of FBR & Co. or any subsidiary succeeding to any substantial part of the business now conducted by that corporation, which we refer to collectively as the “principal subsidiaries,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries, other than directors’ qualifying shares,

without making effective provisions so that the debt securities issued under the indenture will be secured equally and ratably with indebtedness so secured.

For these purposes: (1) “voting securities” means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened; (2) “subsidiary” means any person of which, at the time of determination, more than 50% of the voting power of the shares of its capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (A) us and/or (B) one or more of our subsidiaries, provided, however, that the term subsidiary does not include any person, if the earnings of such person are not consolidated with our financial statements in accordance with the requirements of GAAP; and (3) “capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of any person, including preferred stock, but excluding any debt securities convertible into such equity.

Consolidation, Merger or Sale

Subject to the provisions of the negative pledge described above with respect to each indenture, the indentures will not prevent us from consolidating, amalgamating or merging with any other person or selling our assets as, or substantially as, an entirety. However, in each indenture we have agreed not to consolidate with, amalgamate with, or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, or permit any person to consolidate with, amalgamate with, or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless, among other things:

•

the successor entity (if other than us) or the person to which our properties and assets (as an entirety or substantially as an entirety) are sold, as applicable, expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium, if any, and any interest on, all the debt securities then outstanding under such indenture and the performance and observance of every covenant in such indenture that we would otherwise have to perform as if it were an original party to such indenture;

•	we or the successor entity (if other than us), or purchaser of our properties and assets, as applicable, is not immediately thereafter in default under such indenture; and

•

we and the successor entity have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer, and such supplemental indenture comply with such indenture and that all conditions precedent have been complied with.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to the indentures. After assuming the obligations, the successor entity will have all our rights and powers under the indentures.

Events of Default

An “event of default” means any one of the following events that occurs with respect to a series of debt securities issued under an indenture:

•	we fail to pay interest on any debt security of such series for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

•

we fail to perform, or breach, any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness or non-recourse obligations), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indentures for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, reorganization or insolvency of FBR Capital Markets Corporation, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay all overdue interest and overdue principal, other than the accelerated interest and principal; and

•

we have cured or the holders have waived all events of default other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under such indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may institute any proceeding, judicial or otherwise, subject to certain limitations, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indentures.

Modification of Indenture

The indentures contain provisions permitting us and the trustee to amend, modify or supplement the indentures and any supplemental indenture under which the series of debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of debt securities affected by the change.

However, no modification of the maturity date, premium, if any, or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, redemption provisions and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or any supplemental indenture:

•

for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of any dissolution, winding up, liquidation or reorganization of our company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities, and to that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities. By reason of such subordination, in the event of liquidation or insolvency of FBR Capital Markets Corporation, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of FBR Capital Markets Corporation applicable to such senior indebtedness until the principal of, any premium and interest on, our senior debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by FBR Capital Markets Corporation in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all indebtedness of FBR Capital Markets Corporation outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness (i) is subordinated to, or ranks equally with, our subordinated debt securities, (ii) ranks equally with indebtedness that is subordinated to our senior indebtedness or (iii) is designated as being subordinate in right of payment to senior indebtedness (3) indebtedness of FBR Capital Markets Corporation to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency, reorganization or other similar proceeding unless such interest is an allowed claim enforceable against FBR Capital Markets Corporation in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) any indebtedness issued in violation of the instrument creating it and (7) any guarantee of any indebtedness. Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Global Securities

We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the depositary, and registered in the name of a nominee of the depositary. Investors may elect to hold interests in the global notes through either the depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in those capacities, the “U.S. depositaries”) in applicable prospectus supplement. Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

We have been advised by the depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the depositary, the depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The depositary has advised us that upon receipt of any payment of principal of, or premium or interest on, if any, a permanent global security, the depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of FBR Capital Markets Corporation, any trustee, any agent of FBR Capital Markets Corporation, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the depositary or its nominee, only if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary for that permanent global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days;

•	subject to the procedures and rules of the depositary, we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the applicable indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable trustee, or the applicable registrar and paying agent notify the depositary that the permanent global security will be exchangeable for definitive securities in registered form.

Any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $1,000 and integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

Notwithstanding the foregoing, the depositary, as holder of the securities, or a holder of more than $l million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. Such paying agent must receive these instructions not less than 15 days prior to the applicable interest payment date.

A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the depositary or its nominee. So each person owning a beneficial interest in a permanent global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement.

The Depository Trust Company. The depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, the depositary eliminates the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We believe that the sources from which the information in this section concerning the depositary and the depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “cooperative”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between participants in the depositary will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in the depositary in accordance with the depositary rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant in the depositary will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the depositary will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.

Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

We also may, at our option, elect to:

•

discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves from our obligation to comply with certain restrictive covenants under the indentures, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as “covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the U.S. Internal Revenue Service.

Concerning the Trustee

We will enter into our senior indenture and our subordinated indenture with a trustee as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) or a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

The form of senior indenture and the form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC’s web site. See “Where You Can Find More Information.”

New York Law to Govern

The indentures will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by the Virginia Stock Corporation Act, or the VSCA, our amended and restated articles of incorporation (our “articles of incorporation”), and our amended and restated bylaws (our “bylaws”). The following is a summary of the material provisions of our capital stock and certain provisions of the VSCA. You should refer to the full text of our articles of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 400,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of June 5, 2009, 42,954,473 shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. Under the VSCA, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Except as otherwise provided by law, holders of our common stock vote together as a single voting group. Our articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock have the sole power to vote for the election of directors and for all other purposes.

Dividend Rights

Subject to the VSCA and any preferential dividend rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to share ratably on a per share basis in dividends and other distributions, as may be declared by our board of directors out of assets legally available for distribution, when, as and if authorized and declared by our board of directors.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to participate ratably on a per share basis in our liquidation, dissolution or winding-up. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because the board of directors has the power to establish the preferences and rights of each series of our preferred stock, it may afford the holders of any series of our preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of our preferred stock.

Certain Anti-Takeover Provisions of the VSCA, Our Articles of Incorporation and Our Bylaws

General

The VSCA contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

Pursuant to a provision in our articles of incorporation, we have opted out of the affiliated transactions provisions contained in the VSCA. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with the beneficial owner of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•

a majority (but not less than two) of the disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

Control Share Acquisitions

Our board of directors has adopted a bylaw opting out of the control share acquisition provisions of the VSCA. Control share acquisitions are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. The VSCA provides that shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these provisions of the VSCA do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the stockholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The VSCA grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Articles of Incorporation and Bylaw Provisions

General. Our articles of incorporation and bylaws are subject to the provisions of the investment agreement and voting agreement, as amended, that we entered into with Crestview in connection with our 2006 private offering. For so long as each of these agreements remains in effect, the written consent of Crestview will be required to amend, alter or repeal certain provisions in our articles of incorporation and bylaws that are subject to the terms of the investment and voting agreements with Crestview. See “Certain Relationships and Transactions with Related Persons—Transactions with Crestview, Arlington Asset and Us” in our amended proxy statement filed with the SEC on May 19, 2009 and incorporated herein by reference.

Number of Directors, Vacancies and Removal. Our articles of incorporation provide that the number of directors shall be determined in accordance with our bylaws or, in the absence of a bylaw fixing the number of directors, the number will be nine. Our bylaws provide that the number of directors on our board of directors will be nine. Our board of directors may amend our bylaws to increase or decrease by 30% or less the number of directors on our board last elected by our stockholders.

Our bylaws provide that any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though the number of remaining directors may be less than a quorum. Any vacancies created by an increase in the total number of directors may be filled by a majority vote of the board of directors. Our articles of incorporation provide that except for directors elected by the holders of outstanding shares of preferred stock as a separate group, directors may be removed with or without cause upon the affirmative vote of the holders of a majority of our issued and outstanding shares of voting stock, voting together as a single group.

Shareholder Meetings. Our articles of incorporation and our bylaws provide that our chairman of the board, any vice chairman of our board, our chief executive officer, our president, a majority of our board of directors or the holders of a majority of our issued and outstanding shares of common stock may call a special meeting of stockholders. Our articles of incorporation provide that the right of the holders of a majority of our issued and outstanding shares of common stock to call a special meeting of our stockholders may only be amended, altered, modified or repealed upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Advance Notice of Nominations and Shareholder Business. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meetings of our stockholders, other than nominations made by or at the direction of the board of directors.

Preferred Stock. Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “—Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our stockholders.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our capital stock.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by FBR Securities Investment HY, a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., doing business as Arlington Asset Investment Corp. (the “selling stockholder”), of up to 5,900,000 shares of our common stock that were acquired by FBR TRS Holdings in a private offering in connection with our formation in 2006 and that were subsequently acquired by the selling stockholder from FBR TRS Holdings immediately following the Repurchase Transaction. The common stock may be offered under this prospectus from time to time by the selling stockholder, or by any of its pledgees, donees, transferees or other successors in interest. Information about the selling stockholder will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We and the selling stockholder may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we or the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling stockholder may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us, if any, from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our or the selling stockholder’s agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the selling stockholder and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or the selling stockholder or through agents designated by us or the selling stockholder from time to time. In the case of securities sold directly by us or the selling stockholder, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the selling stockholder to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We or the selling stockholder may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the selling stockholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries or the selling stockholder and its subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common stock that is listed on The NASDAQ Global Select Market, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

FBR Capital Markets & Co., our wholly-owned subsidiary, is a member of FINRA, formerly known as the National Association of Securities Dealers, Inc. (the “NASD”), and will participate in distributions of the securities. Accordingly, offerings of securities to which this prospectus relates in which FBR Capital Markets & Co. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD and/or any other rule which might complement or substitute said provision. In the case of equity securities, Rule 2720(c) of the Conduct Rules of the NASD specifically requires (i) that the securities be priced at a price no higher than that recommended by a “qualified independent underwriter” (a “QIU”) or (ii) that a “bona fide independent market” exist for such securities. We will use a QIU to price offerings of equity securities until such time that the market of our equity securities meets the definition of “bona fide independent market” contained in Rule 2720(b)(3) of the Conduct Rules of the NASD, when it will not be necessary to use a QIU to price such offerings any longer. Furthermore, any underwriters offering the securities to which this prospectus relates will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the offering proceeds.

Following the initial distribution of any of the securities to which this prospectus relates, FBR Capital Markets & Co. and other of our affiliates may offer and sell these securities in the course of their business as broker dealers, subject, in the case of common stock and preferred stock, to obtaining any necessary approval of the New York Stock Exchange, Inc. for any of the offers and sales FBR Capital Markets & Co. may make. FBR Capital Markets & Co. and other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. FBR Capital Markets & Co. and other affiliates may use this prospectus in connection with these transactions. Neither FBR Capital Markets & Co. nor any other affiliate is obligated to make a market in any of these securities and may discontinue any market making activities at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of FBR Capital Markets Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2008 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find information about us by visiting our website at www.fbrcapitalmarkets.com. We have included our website address as an inactive textual reference only. Information on our website is not incorporated by reference into and does not form a part of this prospectus.

The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the securities:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•	our Definitive Proxy Statement filed with the SEC on May 19, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on February 26, 2009, March 2, 2009, April, 23, 2009, April 24, 2009, May 19, 2009 and May 21, 2009; and

•	the description of our common stock contained in Form 8-A, filed with the SEC on June 5, 2007, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of these filings. Requests for these filings should be directed to Investor Relations, FBR Capital Markets Corporation, 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209, or by telephone at (703) 312-9500 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time.

FBR CAPITAL MARKETS CORPORATION

20,000,000 Shares of Common Stock

Prospectus Supplement

June     , 2009

Sole Book-Running Manager

FBR CAPITAL MARKETS

Co-Lead Manager

BARCLAYS CAPITAL

UBS INVESTMENT BANK	SANDLER O’NEILL + PARTNERS, L.P.